Exhibit 10.1

SECOND AMENDMENT

SECOND AMENDMENT, dated as of January 28, 2009 (this “Amendment”), to the Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 (as amended from time to time, the “Credit Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “U.S. Borrower”), ACCURIDE CANADA INC., a corporation organized and existing under the law of the Province of Ontario (the “Canadian Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), CITICORP USA, INC., a Delaware corporation (“Citicorp”), as the administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and the other agents parties thereto.

W I T N E S S E T H :

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;

WHEREAS, the Borrowers have requested certain amendments to the Credit Agreement and the Guarantee and Collateral Agreement (as defined in the Credit Agreement) as more fully set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments on the terms and subject to the conditions contained in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.           Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2.           Amendments to Section 1.01 of the Credit Agreement (Certain Defined Terms).

(a)           The definitions of “Applicable Margin”, “Applicable Percentage”, “Canadian Revolving Credit Commitment”, “Canadian Revolving Credit Facility”, “Change of Control”, “Funded Debt”, “Letter of Credit Commitment”, “Majority Facility Lenders”, “Net Cash Proceeds”, “Obligation”, “Termination Date”, “U.S. Revolving Credit Commitment” and “U.S. Revolving Credit Facility” in Section 1.01 of the Credit Agreement are hereby amended in their respective entireties to read as follows:

“Applicable Margin” means, for Advances outstanding under each of the Term Facility, the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility, a percentage per annum determined as described below:

(a)           for Advances (other than Last Out Term Advances and PIK Advances) outstanding under any Facility, (i) 4.00% per annum in the case of Base Rate Advances and (ii) 5.00% per annum in the case of Eurodollar Rate Advances;

(b)           for Last Out Term Advances and PIK Advances, the interest in respect of which is payable in cash, (i) 7.00% per annum in the case of Base Rate Advances and (ii) 8.00% per annum in the case of Eurodollar Rate Advances; and

(c)           for Last Out Term Advances and PIK Advances, the interest in respect of which is payable with PIK Advances, (i) 9.00% per annum in the case of Base Rate Advances and (ii) 10.00% per annum in the case of Eurodollar Rate Advances.

“Applicable Percentage” means 0.75% per annum.

“Canadian Revolving Credit Commitment” means, with respect to any Canadian Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Canadian Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Canadian Revolving Credit Commitment”, as such amount may be reduced from time to time as provided herein. The aggregate principal amount of the Canadian Revolving Credit Commitments on the Second Amendment Effective Date, after giving effect to the reduction therein on such date, is $24,000,000.

“Canadian Revolving Credit Facility” means, at any time, the aggregate amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time which amount shall not exceed $24,000,000.

“Change of Control” means, and shall be deemed to have occurred, if:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, excluding the Permitted Investors, shall have become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Stock of the U.S. Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the U.S. Borrower; and/or (c) a Specified Change of Control shall occur. For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (i) who is a member of the Board of Directors of the U.S. Borrower on the Second Amendment Effective Date, (ii) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Second Amendment Effective Date, since the Second Amendment Effective Date), or (iii) who is recommended by at least a majority of the then Continuing Directors or who receives the vote of the Permitted Investors in his or her election by the shareholders of the U.S. Borrower.

“Funded Debt” of any Person means Debt in respect of the Advances, in the case of the Borrowers, and all other Debt (other than PIK Advances and issued but undrawn Letters of Credit) of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into one or more Assignments and Acceptances, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05. The aggregate amount of the Letter of Credit Commitment of the Initial Issuing Bank on the Second Amendment Effective Date, after giving effect to the reduction therein on such date, is $25,000,000.

“Majority Facility Lenders” means, at any time, the Required Term Lenders and the Required Revolving Lenders, provided that, for purposes of any amendment or modification of Section 2.17 or 7.02(a), “Majority Facility Lenders” means, at any time, the Required Term Lenders (other than Last Out Lenders), the Last Out Requisite Lenders and the Required Revolving Lenders.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset, or the incurrence or issuance of any Debt (excluding any Debt incurred or issued in accordance with Section 5.02(b) other than (x) any Debt incurred or issued after the Closing Date in accordance with Section 5.02(b)(i)(A) and (y) any Debt in excess of $25,000,000 in the aggregate incurred or issued after the Second Amendment Effective Date in accordance with Section 5.02(b)(iii)(I)) or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, or any Recovery Event, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Person in connection with such transaction or event after deducting therefrom only (without duplication):

(a)           reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the U.S. Borrower or any of its Restricted Subsidiaries in connection with such transaction or event;

(b)           the amount of taxes paid or estimated to be payable in connection with or as a result of such transaction or event;

(c)           the amount of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than pursuant to the Facilities) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such transaction or event;

(d)           the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (b) above) that are (i) associated with the assets that are the subject of such transaction or event and (ii) retained by the U.S. Borrower or any of its Restricted Subsidiaries; and

(e)           the amount of any proceeds received from the sale, lease, transfer or other disposition of any asset pursuant to Section 5.02(d) or any Recovery Event to the extent that such proceeds are invested in the business within one year following such sale or Recovery Event, provided that, from and after the Second Amendment Effective Date, the aggregate amount of proceeds (other than proceeds of asset dispositions permitted pursuant to Section 5.02(d)(i) or 5.02(d)(v) and proceeds from Recovery Events) that may be so reinvested in the business shall not exceed $10,000,000 in any Fiscal Year;

provided, however, that in the event the amount of any estimated tax payable described in clause (b) above exceeds the amount actually paid, or upon any subsequent reduction in the amount of any reserve described in clause (d) above, the U.S. Borrower or its applicable Restricted Subsidiary shall be deemed to have received Net Cash Proceeds in an amount equal to such excess or reduction, at the time of payment of such taxes or on the date of such reduction, as the case may be; provided further that any portion of any proceeds received from the sale, lease, transfer or other disposition of any asset pursuant to Section 5.02(d) or any Recovery Event that has not been invested in the business as permitted under this Agreement within such one year period shall (i) be deemed to be Net Cash Proceeds of such a sale or Recovery Event occurring on the last day of such one year period and (ii) be applied to the prepayment of Advances in accordance with Section 2.06(b)(ii) ; provided further that, for purposes of the preceding proviso, such one year period shall be extended by up to six months from the last day of such one year period so long as (A) such proceeds are to be invested in the business as permitted under this Agreement within such additional six-month period under the U.S. Borrower’s or any of its Restricted Subsidiaries’ business plan as most recently adopted in good faith by its board of directors and (B) such Person believes in good faith that such proceeds will be so reinvested within such additional six month period.

“Obligation” means , with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the unpaid principal of and interest on the Advances, reimbursement obligations in respect of Letters of Credit, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Advances and reimbursement obligations in respect of Letters of Credit and Post-Petition Interest and Expenses) to the Administrative Agent or any Lender Party (or, in the case of any Bank Hedge Agreement, any Affiliate of any Lender Party), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Letter of Credit, any Bank Hedge Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lender Parties that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements) and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Termination Date” means (a) with respect to the U.S. Revolving Credit Facility, the Letter of Credit Facility and the Swing Line Facility, the earlier of January 31, 2011 and the date of termination in whole of the U.S. Revolving Credit Commitments, the Letter of Credit Commitments and the Swing Line Commitments pursuant to Section 2.05 or 7.01, (b) with respect to the Canadian Revolving Credit Facility, the earlier of January 31, 2011 and the date of termination in whole of the Canadian Revolving Credit Commitments pursuant to Section 2.05 or 7.01 and (c) with respect to the Term Facility, the earlier of January 31, 2012 and the date of termination in whole of the Term Commitments pursuant to Section 2.05 or 7.01; provided that the dates set forth in clauses (a) and (b) above may be extended beyond January 31, 2011 with the consent of each affected U.S. Revolving Credit Lender and each affected Canadian Revolving Credit Lender that elects to extend its Commitment, without the further consent of any other Lender.

“U.S. Revolving Credit Commitment” means, with respect to any U.S. Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “U.S. Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “U.S. Revolving Credit Commitment”, as such amount may be reduced from time to time as provided herein. The aggregate principal amount of the U.S. Revolving Credit Commitments on the Second Amendment Effective Date, after giving effect to the reduction therein on such date, is $76,000,000; and the reduction on such date shall be applied to ratably reduce the U.S.

Revolving Credit Commitments of those U.S. Revolving Credit Lenders that are not Defaulting Lenders and that approve the Second Amendment.

“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time which amount shall not exceed $76,000,000.

(b)           Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Average Liquidity” means, with respect to any 12-month period ending on the last day of any Fiscal Quarter, the average of the amounts of Liquidity on such day and on the last day of each of the 11 immediately preceding calendar months.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“ECF Percentage” means 75%, provided that, with respect to the Fiscal Year ending on December 31, 2008, the ECF Percentage shall be 50%.

“Enforcement Action” means, with respect to the Obligations, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights and remedies hereunder or under any other Loan Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“First Out Final Payment Date” means the first date on which the First Out Obligations (other than Unmatured Surviving Obligations) shall have been paid in full in cash.

“First Out Lender” means any Lender Party other than the Last Out Lenders in their respective capacities as such.

“First Out Loan Obligations” means all Obligations under the Loan Documents that are owed by the Loan Parties to (a) the Administrative Agent, (b) any First Out Lender (or, in the case of any Bank Hedge Agreement, any Affiliate of a First Out Lender) or (c) in the case of any PIK Advances, any Last Out Lender.

“First Out Requisite Lenders” means, at any time, First Out Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the First Out Term Advances, Canadian Revolving Credit Advances, U.S. Revolving Credit Advances, Swing Line Advances or Letter of Credit Advances outstanding at such time, (b) the aggregate Available LC Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Canadian Revolving Credit Commitments and Unused U.S. Revolving Credit Commitments at such time; provided, however, that if any First

Out Lender shall be a Permitted Investor or a Defaulting Lender at such time, there shall be excluded from the determination of First Out Requisite Lenders at such time (i) the aggregate principal amount of the Advances owing to such First Out Lender (in its capacity as First Out Lender) and outstanding at such time, (ii) such First Out Lender’s Pro Rata Share of the aggregate Available LC Amount of all Letters of Credit issued and outstanding at such time and (iii)  the Unused Canadian Revolving Credit Commitment or the Unused U.S. Revolving Credit Commitment, as the case may be, of such First Out Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available LC Amount of each Letter of Credit shall be considered to be owed to the U.S. Revolving Credit Lenders ratably in accordance with their respective U.S. Revolving Credit Commitments.

“First Out Term Advances” means all Term Advances other than the Last Out Term Advances.

“First Out Term Lender” means any Lender that is owed a First Out Term Advance.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Last Out Debt Agreement” means the Last Out Debt Agreement, dated as of February 4, 2009, between the U.S. Borrower and the Permitted Investors.

“Last Out Lender” means any Lender that is owed a Last Out Term Advance.

“Last Out Loan Obligations” means all Obligations under the Loan Documents that are owed by the Loan Parties to the Last Out Lenders.

“Last Out Requisite Lenders” means, at any time, Last Out Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Last Out Term Advances; provided, however, that if any Last Out Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Last Out Requisite Lenders at such time the aggregate principal amount of the Last Out Term Advances owing to such Last Out Lender.

“Last Out Term Advances” means the Term Advances having an aggregate principal amount of $70,065,846 held by the Permitted Investors on the Second Amendment Effective Date and any such Advances held by their assignees.

“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) cash and Cash Equivalents held by the U.S. Borrower and its Restricted Subsidiaries in (i) any cash collateral account held with Citibank, N.A., or (ii) any other account subject to a Cash Collateral Account Letter, Cash Concentration Account Letter, Control

Agreement or Pledged Account Letter (as each such term is defined in the Guarantee and Collateral Agreement), plus, (b) the unutilized amount of U.S. Revolving Credit Commitments available to be drawn on such date by the U.S. Borrower (with satisfaction of the applicable conditions precedent to such extension of credit to be tested as of such date), plus, (c) the unutilized amount of Canadian Revolving Credit Commitments available to be drawn on such date by the Canadian Borrower (with satisfaction of the applicable conditions precedent to such extension of credit to be tested as of such date); provided that amounts held in payroll, tax, trust and similar accounts or amounts pledged on a first priority basis to Persons other than the Secured Parties shall be excluded in calculating Liquidity.

“Payment Default or Acceleration” has the meaning specified in Section 2.17(a).

“Permitted Investors” means Sun Capital Securities Group LLC, Sun Capital Partners V, L.P. and their affiliates.

“PIK Advance” has the meaning specified in Section 2.17(b).

“Post-Petition Interest and Expenses” means interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to either Borrower, and expenses reimbursable hereunder which are incurred after the filing of any petition in bankruptcy or the commencement of any such Insolvency Proceeding, whether or not a claim for such post-filing or post-petition interest or expenses is allowed in such proceeding.

“Second Amendment” means the Second Amendment, dated as of January 28, 2009, to this Agreement.

“Second Amendment Effective Date” has the meaning specified in Section 27 of the Second Amendment.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) total Funded Debt of the U.S. Borrower and its Restricted Subsidiaries that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on property or assets of the U.S. Borrower or any of its Subsidiaries (other than Indebtedness permitted by Section 5.02(b)(iii)(B)) to (b) Consolidated EBITDA of the U.S. Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period prior to such date; provided that if any acquisition was made in accordance with the provisions of this Agreement during any Measurement Period for which Consolidated EBITDA is being calculated, then Consolidated EBITDA shall be calculated as though such acquisition had occurred at the beginning of such Measurement Period.

“Unmatured Surviving Obligations” has the meaning specified in the Guarantee and Collateral Agreement.

“Warrant” means the warrant issued pursuant to and in accordance with the provisions of the Last Out Debt Agreement.

(c)                                  The definition of “Base Rate” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (b) thereof and (ii) deleting the “.” at the end of clause (c) thereof and substituting in lieu thereof the following:

; and

(d)                                 the Eurodollar Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 A.M. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day).

Any change in the any of the foregoing rates shall be effective from and including the effective date of such change.

(d)                                 The definition of “EBITDA” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the “,” at the end of clause (A) thereof and substituting the word “and” in lieu thereof and (ii) deleting the following words at the end thereof:  “and (C) for purposes of the proviso in Section 5.04 only, EBITDA shall be increased by an amount of cash equity contributions made by the Investor Group to the U.S. Borrower as set forth therein”.

(e)                                  The definition of “Eligible Assignee” in Section 1.01 of the Credit Agreement is hereby amended by adding after the words “Affiliate of a Loan Party” in the proviso thereof the following parenthetical:  “(other than the Permitted Investors”)”.

(f)                                    The definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:  “Notwithstanding the foregoing, the Eurodollar Rate shall not be less than 3.00% per annum.”

(g)                                 The definition of “Interest Expense” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (b) thereof and substituting a “,” in lieu thereof and (ii) deleting the “.” at the end thereof and substituting in lieu thereof the following:

and (d) there shall be excluded from any determination of Consolidated Interest Expense of the U.S. Borrower and its Restricted Subsidiaries for any period any upfront and amendment fees paid by the U.S. Borrower in such period in respect of amendments to this Agreement to the extent otherwise included in such Consolidated Interest Expense.

(h)                                 The definitions of “Available Amount”, “Hubcap”, “Investor Group”, “KKR”, “Performance Level”, “Performance Level A”, “Performance Level B”, “Performance Level C”, “Performance Level D” and “Trimaran” in Section 1.01 of the Credit Agreement are hereby deleted in their respective entireties.

SECTION 3.                                Amendment to Section 2.02(b) of the Credit Agreement (Making Swing Line Advances). Section 2.02(b) of the Credit Agreement is hereby amended by deleting the “.” at the end of the first sentence thereof and substituting in lieu thereof the following proviso:

; provided, however, that, from and after the Second Amendment Effective Date, the U.S. Borrower shall not be permitted to request any Swing Line Borrowings.

SECTION 4.                                Amendments to Section 2.04(a) of the Credit Agreement (Repayment of Term Advances). Section 2.04(a) of the Credit Agreement is hereby amended by (a) deleting the word “and” at the end of clause (i) thereof and substituting a “,” in lieu thereof and (b) deleting the “.” at the end of clause (ii) thereof and substituting in lieu thereof the following:

 and (iii) notwithstanding the foregoing, (A) no principal installment of the Last Out Term Advances may be made until the First Out Final Payment Date shall have occurred and (B) until the occurrence of the First Out Final Payment Date, each of the foregoing installments shall be applied ratably to the First Out Term Advances.

SECTION 5.                                Amendments to Section 2.06 of the Credit Agreement (Prepayments).

(a)                                  Section 2.06(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)                                  Optional. The Appropriate Borrower may, on same Business Day’s notice in the case of Base Rate Advances and one Business Day’s notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Appropriate Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance such Borrower shall also pay any amounts owing pursuant to Section 9.04(c) and (z) no prepayment of the Last Out Term Advances may be made until the First Out Final Payment Date shall have occurred. Each such prepayment of any Term Advances shall be applied, first, ratably to the outstanding aggregate principal amount of the First Out Term Advances in a manner specified by the U.S. Borrower and, second, after the occurrence of the First Out Final Payment Date, ratably to the outstanding aggregate principal amount of the Last Out Term Advances in a manner specified by the U.S. Borrower.

(b)                                 Clauses (i), (ii), (iii) and (v) of Section 2.06(b) of the Credit Agreement are hereby amended in their respective entireties to read as follows:

(b)                                 Mandatory. (i)  The Borrowers shall, on the earlier of (x) the fifth Business Day following the delivery of financial information pursuant to Section 5.03(c)

and (y) the fifth Business Day after the 90th day following the end of each Fiscal Year, if the Leverage Ratio for the Measurement Period ending on the last day of such Fiscal Year exceeds 3.00:1.00, prepay an aggregate principal amount of the Term Advances comprising part of the same Borrowings in an amount equal to the remainder of (A) the ECF Percentage of the amount of Excess Cash Flow for such Fiscal Year minus (B) the aggregate amount of any optional prepayments of Term Advances or, to the extent such prepayments permanently reduced the Canadian Revolving Credit Facility or the U.S. Revolving Credit Facility, as the case may be, the amount of any optional prepayments of Canadian Revolving Credit Advances or U.S. Revolving Credit Advances, Swing Line Advances or Letter of Credit Advances, as applicable, made during such Fiscal Year. Each such prepayment shall be applied, first, ratably to the outstanding aggregate principal amount of the First Out Term Advances and pro rata to the remaining installments thereof, second, ratably to the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility as set forth in clause (v) below and, third, ratably to the outstanding aggregate principal amount of the Last Out Term Advances and pro rata to the remaining installments thereof.

(ii)                                  The Borrowers shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Restricted Subsidiaries from the sale, lease, transfer or other disposition (other than inventory sold in the ordinary course of business) of any assets of, or from the incurrence or issuance of any Debt (excluding any Debt incurred or issued in accordance with Section 5.02(b) other than (x) any Debt incurred or issued after the Closing Date in accordance with Section 5.02(b)(i)(A) and (y) any Debt in excess of $25,000,000 in the aggregate incurred or issued after the Second Amendment Effective Date in accordance with Section 5.02(b)(iii)(I)) by, any Loan Party or any of its Restricted Subsidiaries, or from any Recovery Event, prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to 100% of the amount of such Net Cash Proceeds. Each such prepayment shall be applied, first, ratably to the outstanding aggregate principal amount of the First Out Term Advances and pro rata to the remaining installments thereof, second, in the case of any such sale or other disposition of assets or Recovery Event, ratably to the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility as set forth in clause (v) below and, third, ratably to the outstanding aggregate principal amount of the Last Out Term Advances and pro rata to the remaining installments thereof.

(iii)                               The Borrowers shall, on the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Restricted Subsidiaries from the sale or issuance of any Equity Interests of the U.S. Borrower (including, without limitation, any capital contribution) prepay an aggregate principal amount of the Term Advances comprising part of the same Borrowings equal to such Net Cash Proceeds times (A) 0% if the Leverage Ratio as of the most recently ended Measurement Period for which the relevant financial statements have been delivered to the Administrative Agent is less than 3.00:1.00, (B) 50% if the Leverage Ratio as of the most recently ended Measurement Period for which the relevant financial statements have been delivered to the Administrative Agent is less than 3.50:1.00 and greater than or equal to 3.00:1.00 or (C) 100% otherwise. Each such prepayment shall be applied, first, ratably to the outstanding aggregate principal amount of the First Out Term Advances and initially to the next two installments thereof and thereafter pro rata to the remaining installments thereof, second, ratably to the Canadian Revolving Credit Facility and the U.S. Revolving Credit Facility as set forth in clause (v) below and, third, ratably to the outstanding aggregate principal amount of the Last Out Term Advances and initially to the next two installments thereof and thereafter pro rata to the remaining installments thereof.

(v)                                 Prepayments of the U.S. Revolving Credit Facility made pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.06(b) below shall be applied, first, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second, to prepay Swing Line Advances then outstanding until such Advances are paid in full and, third, to prepay U.S. Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full; and, in the case of prepayments of the U.S. Revolving Credit Facility required pursuant to clause (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding (the sum of such prepayment amounts and remaining amount being referred to herein as the “U.S. Reduction Amount”) may be retained by the U.S. Borrower and the U.S. Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(i). Prepayments of the Canadian Revolving Credit Facility made pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.06(b) below shall be applied to prepay Canadian Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full; and, in the case of prepayments of the Canadian Revolving Credit Facility required pursuant to clause (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding (the sum of such prepayment amounts and remaining amount being referred to herein as the “Canadian Reduction Amount”) may be retained by the Canadian Borrower and the Canadian Revolving Credit Facility shall be permanently reduced as set forth in Section 2.05(b)(i).

SECTION 6.                                Amendments to Section 2.11 of the Credit Agreement (Payments and Computations).

(a)                                  Section 2.11(b) of the Credit Agreement is hereby amended by deleting the “.” at the end thereof and substituting in lieu thereof the following:

, provided that any application by the Administrative Agent shall be subject to Section 2.17.

(b)                                 Section 2.11 of the Credit Agreement is hereby amended by inserting the following new paragraph (h) at the end thereof:

(h)                                 Notwithstanding anything to the contrary herein (including, without limitation, Section 2.11(a), the U.S. Borrower shall pay interest on the Last Out Term Advances and PIK Advances in accordance with Section 2.17(b).

SECTION 7.                                Amendments to Section 2.13 of the Credit Agreement (Sharing of Payments, Etc.). Section 2.13 of the Credit Agreement is hereby amended by (a) inserting the parenthetical “(including, without limitation, Section 2.17)” immediately after the words “Subject to the priority of payments specifically set forth herein or in any other Loan Document” and (b) inserting the following sentence at the end thereof:

For the avoidance of doubt, the issuance of the Series A Preferred Stock to the Permitted Investors pursuant to the Last Out Debt Agreement, the issuance of the Warrant to the Permitted Investors, and the issuance of any common stock of the U.S. Borrower to the Permitted Investors in connection with such Warrant shall not be considered a payment on account of

Obligations that is subject to this Section.

SECTION 8.                                Amendment to Article II of the Credit Agreement (Amounts and Terms of the Advances and the Letters of Credit). Article II of the Credit Agreement is hereby amended by inserting the following new Section 2.17 at the end thereof:

SECTION 2.17  Last Out Term Advances. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in order to reflect the last out nature of the Last Out Term Advances, the following provisions shall apply at all times from and after the Second Amendment Effective Date (both before and after the filing of any Insolvency Proceeding):

(a)                                  Principal Payments. Except as otherwise provided in this Agreement, no payment shall be applied to the principal balance of the Last Out Term Advances (whether as scheduled amortization, mandatory prepayments, optional prepayments or otherwise) until the occurrence of the First Out Final Payment Date. Furthermore, if an Event of Default has occurred and is continuing under Section 7.01(a) or if the Obligations hereunder have been accelerated (“Payment Default or Acceleration”), until all First Out Loan Obligations (other than Unmatured Surviving Obligations) have been paid in full in cash, all payments (including any payments made with the application of the proceeds of Collateral) shall be applied only to the First Out Loan Obligations, and then, only upon payment in full in cash of the First Out Loan Obligations (other than Unmatured Surviving Obligations), shall payments be applied to the Last Out Loan Obligations.

(b)                                 Interest Payments. The U.S. Borrower shall pay interest on each Last Out Term Advance of each Last Out Lender on the date on which such interest is due in accordance with Section 2.07 in cash to the extent contemplated in the proviso to this sentence and otherwise by a deemed making of a term advance (the “PIK Advance”) by such Lender in a principal amount equal to the amount of interest payable on such Last Out Term Advance, provided that (i) interest accrued through December 31, 2009 on the Last Out Term Advances shall not be paid in cash and (ii) with respect to any interest accrued on the Last Out Term Advances during any Fiscal Quarter thereafter, such interest shall be paid in cash on the date on which such interest is due in accordance with Section 2.07 if (A) Average Liquidity as of the last day of the immediately preceding Fiscal Quarter minus the amount of interest then due and any interest previously paid in cash in respect of Last Out Term Advances and PIK Advances during such Fiscal Quarter is greater than $50,000,000, (B) the U.S. Borrower and its Restricted Subsidiaries were in compliance with the covenants contained in Section 5.04 at the end of the most recently ended Fiscal Quarter for which financial statements were delivered to the Administrative Agent pursuant to Section 5.03(b) or 5.03(c), as shown on the certificate delivered pursuant to such Section, and (C) prior to the date of such interest payment (and in any event promptly after request to the U.S. Borrower by a Last Out Lender), the U.S. Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the U.S. Borrower, which certificate shall attach calculations of Average Liquidity as of the last day of the immediately preceding Fiscal Quarter. For the avoidance of doubt, it is understood and agreed that if, on any date on which interest on the Last Out Term Advances or PIK Advances is due in accordance with Section 2.07, cash interest is not permitted to be paid in accordance with the preceding sentence, the U.S. Borrower shall issue a PIK Advance on such date in a principal amount equal to the amount of interest payable on such Last Out Term Advances or PIK Advances, as applicable.

                                                Each PIK Advance (i) shall bear interest at the rates per annum for PIK Advances provided in Section 2.07 from the date on which such PIK Advance shall have been deemed made, (ii) shall be due and payable on January 31, 2012 and (iii) shall be deemed to be a First Out Loan Obligation, except that (A) PIK Advances shall not be prepaid pursuant to Section 2.06, (B) PIK Advances shall not be included for purposes of the definitions of Majority Lenders and Majority Facility Lenders and (C) interest on PIK Advances shall be paid either in cash or by a deemed making of an additional PIK Advance on the same terms and conditions applicable to the payment of interest on Last Out Term Advances pursuant to the preceding paragraph. Each PIK Advance shall have the same Interest Period as the Advance in respect of which such PIK Advance was made, without regard to the minimum amounts referred to in Section 2.02(c). The obligation of the U.S. Borrower to pay PIK Advances shall be automatically evidenced by this Agreement. Each Last Out Lender agrees that the pro rata payment provisions of Section 2.11 shall not be applicable to it in respect of any cash interest payments made by the U.S. Borrower, except to the extent interest on the Last Out Term Advances or the PIK Advances is payable in cash as permitted by this paragraph (b).

(c)                                  Turnover. Until the occurrence of the First Out Final Payment Date, any payment or Collateral proceeds that may be received by any Last Out Lender in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Administrative Agent, for the benefit of the First Out Lenders, in the same form as received, with any necessary endorsements, and each Last Out Lender hereby authorizes the Administrative Agent to make any such endorsements (which authorization, being coupled with an interest, is irrevocable). For avoidance of doubt, receipt of the common stock of the U.S. Borrower in connection with an exercise of the Warrant shall not be deemed a “payment” hereunder.

(d)                                 Liens. No Last Out Lender shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Collateral. Notwithstanding any failure by the Administrative Agent or any other Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral, the priority and rights as between the First Out Lenders and the Last Out Lenders with respect to any proceeds of the Collateral shall be as set forth in this Agreement.

(e)                                  Exclusive Enforcement. Until the First Out Final Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Administrative Agent and the First Out Lenders shall have the exclusive right to take and continue any Enforcement Action with respect to the

Collateral, without any consultation with or consent of any Last Out Lender. Upon the occurrence and during the continuance of a Payment Default or Acceleration, the Administrative Agent and the First Out Lenders may take and continue any Enforcement Action with respect to the First Out Loan Obligations and the Collateral in such order and manner as they may determine in their sole discretion.

(f)                                    Judgment Creditors. In the event that any Last Out Lender becomes a judgment lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Out Loan Obligations) to the same extent as the Last Out Loan Obligations are subject to the terms of this Agreement.

(g)                                 Asset Sales. If an Event of Default has occurred and is continuing, and the First Out Lenders have commenced the exercise of remedies as a result of such Event of Default, the First Out Lenders shall have the right to control any consent to an asset sale or other disposition, in each case, made in connection with such remedies exercise, that is not currently permitted hereunder, and the Last Out Lenders shall be deemed to have consented to any such asset sale or other disposition that has been consented to by the First Out Requisite Lenders, provided that if the application of the proceeds of such asset sale or other disposition would result in the payment-in-full in cash of the First Out Loan Obligations, but less than the payment-in-full in cash of the Last Out Loan Obligations, the Last Out Lenders shall have the ability to purchase the First Out Loan Obligations hereunder of the First Out Lenders at par in accordance with the provisions of Section 9.07.

(h)                                 Bankruptcy. In the event of an Insolvency Proceeding or liquidation of any Loan Party, whether voluntary or involuntary:

(i)                  the First Out Requisite Lenders shall have the right to consent to the use of cash collateral or either Borrower obtaining debtor-in-possession financing (a “DIP Financing”), and the Last Out Lenders shall have no right to vote or otherwise consent (or object) thereto hereunder or under any other Loan Documents. The Last Out Lenders shall not be restricted from filing an objection with the bankruptcy court to such a proposed use of cash collateral or DIP Financing; provided that the Last Out Lenders shall not object on the basis of either (A) a lack of adequate protection of their interests in the collateral securing the Obligations hereunder if in connection with such cash collateral use or DIP Financing the Last Out Lenders are provided adequate protection comprised of replacement liens and superpriority claims to the same extent as provided to the First Out Lenders, but in each case junior to the replacement liens and superpriority claims granted to the First Out Lenders and provided that the Last Out Lenders agree, pursuant to Section 1129(a)(9) of the Bankruptcy Code, that any such superpriority claim may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims or (B) the incremental amount of such DIP Financing (i.e., in the case of a “rollup” DIP Financing, the amount in excess of the sum of the amount of Obligations hereunder outstanding at the date bankruptcy is filed, or in the case of a standalone DIP Financing, the total amount of such DIP Financing) so long as such incremental amount does not exceed $75,000,000;

(ii)               all First Out Loan Obligations (including, without limitation, all Post-Petition Interest and Expenses but excluding any Unmatured Surviving Obligations) shall be paid in full in cash from distributions, Collateral proceeds or other amounts paid to the Lenders prior to any distributions, Collateral proceeds or other amounts being paid in respect to the Last Out Loan Obligations; and

(iii)            except as otherwise expressly set forth herein or in any other Loan Document, the Last Out Lenders may exercise rights and remedies as unsecured creditors against any Loan Party in an Insolvency Proceeding.

(i)                                     Voting Rights. The Last Out Lenders shall be deemed to have consented to any acceleration of the Obligations hereunder that is consented to or requested by the First Out Requisite Lenders. Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), the Last Out Lenders shall be deemed to have consented to any amendment, waiver or other modification to this Agreement or any other Loan Document that is consented to by the First Out Requisite Lenders during such time, other than any amendment, waiver or other modification that (i) requires the consent of each affected Lender in accordance with clause (b) of the proviso in the first paragraph of Section 9.01; (ii) requires the consent of the Majority Facility Lenders in accordance with clause (c)(ii) of the proviso in the first paragraph of Section 9.01; (iii) disproportionately and adversely affects the Last Out Loan Obligations (other than as a result of the subordination provided for in this Section) unless such amendment or other modification is supported by the Last Out Requisite Lenders; or (iv) amends Section 2.16 unless either (1) such amendment or other modification is supported by the Last Out Requisite Lenders or (2) the terms of such Debt are identical to those applicable to the Last Out Term Advances (including the terms described in this Section). For the avoidance of doubt, the Last Out Lenders shall be entitled to receive their pro rata share of all amendment fees on those amendments on which the Last Out Lenders are entitled to vote, are not deemed to have consented as provided above, and on which the Last Out Lenders vote affirmatively. If, after the Second Amendment Effective Date, a Permitted Investor becomes a First Out Lender, it shall, in such capacity, be deemed to have consented to any amendment, waiver or other modification to this Agreement or any other Loan Document that is consented to by the First Out Requisite Lenders during such time, other than any amendment, waiver or other modification that requires the consent of each affected Lender in accordance with clause (b) of the proviso in the first paragraph of Section 9.01.

(j)                                     Lender Meetings and Information. The First Out Lenders shall have the right to exclude the Last Out Lenders from any meeting of First Out Lenders for any reason. In addition, the Administrative Agent shall have no obligation to provide the Last Out Lenders any information distributed with respect to any such meeting.

(k)                                  Assignment. The Last Out Loan Lenders may assign the PIK Advances and the other Last Out Term Advances in accordance with the provisions of Section 9.07, provided that (i) PIK Advances shall continue to be PIK Advances, (i) Last Out Term Advances shall continue to be Last Out Term Advances and (iii) the assignee of such Advances shall be bound to the terms of the Credit Agreement, including this Section 2.17.

(l)                                     Reliance, Etc. The provisions of this Section 2.17 constitute a “subordination agreement” for purposes of Section 510(a) of the Bankruptcy Code. The Second Amendment, and the amendments effected thereby, including, without limitation, the amendments to the financial covenants set forth in Section 5.04, are deemed to have been agreed to by the Lenders in reliance upon this Section. No provisions of this Section 2.17 may be amended, waived or otherwise modified without the prior written consent of the Majority Facility Lenders.

SECTION 9.                                Amendment to Section 4.01(a) of the Credit Agreement (Loan Parties – Due Organization, Etc.). Section 4.01(a) of the Credit Agreement is hereby amended by deleting therefrom the following sentence:  “All of the outstanding capital stock of the U.S. Borrower that is owned by the Investor Group is owned free and clear of all Liens.”.

SECTION 10.                          Amendment to Section 5.01(i) of the Credit Agreement (Transactions with Affiliates). Section 5.01(i) of the Credit Agreement is hereby amended  in its entirety to read as follows:

(i)                                     Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (i) transactions between or among the Loan Parties and any Restricted Subsidiaries of the U.S. Borrower; (ii) reasonable and customary fees paid to members of the U.S. Borrower’s board of directors; (iii) the transactions permitted by Section 5.02(f); (iv) the transactions contemplated by the Last Out Debt Agreement, including among other things the issuance of one share of Series A Preferred Stock which entitles the Permitted Investors to elect directors of the U.S. Borrower and the issuance of a Warrant exercisable into shares of common stock representing 25% of the common stock of the U.S. Borrower on the date of exercise; and (v) transactions otherwise expressly permitted hereunder.

SECTION 11.                          Amendment to Section 5.02(a)(x) of the Credit Agreement (Liens). Section 5.02(a)(x) of the Credit Agreement is hereby amended by deleting therefrom the number “$25,000,000” and substituting in lieu thereof the number “$15,000,000”.

SECTION 12.                          Amendments to Section 5.02(b) of the Credit Agreement (Debt). Section 5.02(b) of the Credit Agreement is hereby amended by (a) deleting from clauses (i)(C) and (ii)(B) thereof the number “$25,000,000” and substituting in lieu thereof the number “$15,000,000”, (b) deleting from clause (iii)(B) thereof the number “$50,000,000” and substituting in lieu thereof the number “$25,000,000”, (c) deleting from each of clause (iii)(D) and clause (iii)(F) thereof the words “150,000,000 in the aggregate at any time outstanding” and substituting in lieu thereof the following:

$50,000,000 in the aggregate at any time outstanding; provided, further, that, from and after the Second Amendment Effective Date, no Borrower or Restricted Subsidiary shall be permitted to create, incur, assume or suffer to exist any Debt in accordance with this clause unless, immediately after giving effect to such incurrence and such merger or acquisition, the pro forma Leverage Ratio, calculated based on the relevant financial statements most recently delivered pursuant to Section 5.03(b) or (c), as though such incurrence and merger or acquisition had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Lender Parties, is less than the Leverage Ratio at the end of the Fiscal Quarter or Fiscal Year covered by such financial statements and (d) deleting the “.” at the end of clause (iii)(I) thereof and substituting in lieu thereof the following new proviso:

, provided that the U.S. Borrower shall apply the Net Cash Proceeds of any such Debt in excess of $25,000,000 in the aggregate incurred or issued after the Second Amendment

Effective Date as a mandatory prepayment of the Advances in accordance with Section 2.06(b)(ii).

SECTION 13.                          Amendments to Section 5.02(d) of the Credit Agreement (Asset Sales). Section 5.02(d) of the Credit Agreement is hereby amended by (a) deleting the word “and” at the end of clause (ii)(B) thereof and substituting a “,” in lieu thereof, (b) deleting the “;” at the end of clause (ii)(C) thereof and substituting in lieu thereof the following:

and (D) no sale or other disposition of assets shall be permitted by this clause (ii) unless such disposition is for at least 75% cash consideration;

(c) deleting the word “and” at the end of clause (iii) thereof and (d) deleting the “.” at the end of clause (iv) thereof and substituting in lieu thereof the following:

; and

(v)                                 the sale for fair value of up to $5,000,000 of auction rate securities owned by the U.S. Borrower or any of its Restricted Subsidiaries on the Second Amendment Effective Date.

SECTION 14.                          Amendment to Section 5.02(e) of the Credit Agreement (Investments in Other Persons). Clauses (ii), (viii), (xi) and (xiii) of Section 5.02(e) of the Credit Agreement are hereby amended in their respective entireties to read as follows:

(ii)                                  loans and advances to employees in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries as presently conducted in an aggregate amount not to exceed $2,000,000 at any time outstanding and other loans and advances to employees solely for the purchase of capital stock of the U.S. Borrower not to exceed $5,000,000 at any time outstanding, provided that each such loan and advance shall be evidenced by a promissory note which shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement as security for the Obligations of such pledgor hereunder;

(viii)                        Investments in Restricted Subsidiaries or in other Persons that become Restricted Subsidiaries; provided that with respect to all such Investments (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (B) any business acquired or invested in pursuant to this clause shall comply with the requirements of Section 5.01(e); (C) immediately after giving effect to such Investment or the acquisition of a company or business pursuant to this clause, the U.S. Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant financial statements most recently delivered pursuant to Section 5.03(b) or (c), as though such Investment or acquisition had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Lender Parties demonstrating such compliance; (D) such Investments are made in the Canadian Borrower, in entities that are or become Subsidiary

Guarantors or in the Mexican Subsidiary, provided that any such Investments in the Mexican Subsidiary as permitted by this clause (viii) after the Second Amendment Effective Date shall not exceed $15,000,000 at any time outstanding plus the aggregate fair market of assets contributed to the Mexican Subsidiary as permitted by Section 5.02(d)(iii); and (E) the assets and properties so acquired become, to the extent required by Section 5.01(j), subject to the Liens of the Collateral Documents in favor of the Administrative Agent for the benefit of the Secured Parties;

(xi)                                [intentionally omitted];

(xiii)                          other Investments in an aggregate amount outstanding for all such Investments not to exceed $25,000,000.

SECTION 15.                          Amendment to Section 5.02(f) of the Credit Agreement (Dividends, Etc.). Section 5.02(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

(f)                                    Dividends, Etc. In the case only of the U.S. Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the U.S. Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, (i) the U.S. Borrower may declare and pay dividends and distributions payable only in common stock of the U.S. Borrower, (ii) the U.S. Borrower may redeem in whole or in part any capital stock of the U.S. Borrower for another class of capital stock or rights to acquire capital stock of the U.S. Borrower or with proceeds from substantially concurrent equity contributions or issuances of new shares of capital stock; provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lender Parties as those contained in the capital stock redeemed thereby, (iii) the U.S. Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements on shareholder agreements and (iv) the U.S. Borrower may issue shares of common stock to the Permitted Investors in respect of the Warrant (including, if applicable, on a net share settlement basis).

SECTION 16.                          Amendment to Section 5.02(g) of the Credit Agreement (Prepayments, Etc. of Debt). Section 5.02(g) of the Credit Agreement is hereby amended in its entirety to read as follows:

(g)                                 Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt, other than (i) any prepayment of Debt owed by any Loan Party to any other Loan Party, (ii) any exchange of Subordinated Debt for preferred or common stock of the U.S. Borrower, provided however that such exchange (A) is made in satisfaction of any Obligations owed by the U.S. Borrower under, or in connection with, such Subordinated Debt and (B) shall not result in any Change of Control and (iii) any exchange of the Senior Subordinated Notes for Subordinated Debt permitted by Section 5.02(b)(i)(a), provided that (A) such exchange is made in satisfaction of any Obligations (other than Obligations which by their terms survive termination of the relevant documents and are not due and payable) owed by the U.S. Borrower under, or in connection with, the Senior Subordinated Notes so exchanged and (B) the annual interest expense required to be paid in cash with respect to such Subordinated Debt for any calendar year through the Termination Date is not greater than the annual interest expense required to be paid in cash with respect to the Senior Subordinated Notes so exchanged immediately prior to such exchange.

SECTION 17.                          Amendment to Section 5.02(j) of the Credit Agreement (Capital Expenditures). Section 5.02(j) of the Credit Agreement is hereby in its entirety to read as follows:

(j)                                     Capital Expenditures. From and after the Second Amendment Effective Date, make, or permit any of its Restricted Subsidiaries to make, any Capital Expenditures that would cause the aggregate amount of all Capital Expenditures of the U.S. Borrower and its Restricted Subsidiaries in any Fiscal Year to exceed $50,000,000, provided that (i) any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (ii) Capital Expenditures made pursuant to this Section during any Fiscal Year shall be deemed made, first, in respect of amounts permitted for such Fiscal Year as provided above and, second, in respect of amounts carried over from the prior Fiscal Year pursuant to clause (i) above.

SECTION 18.                          Amendment to Section 5.03 of the Credit Agreement (Reporting Requirements). Section 5.03 of the Credit Agreement is hereby amended by inserting the following new paragraph (k) at the end thereof:

(k)                                  Monthly Financials. As soon as available and in any event within 30 days after the end of each calendar month (commencing with the second Fiscal Quarter of the 2009 Fiscal Year and excluding the last calendar month in any Fiscal Quarter), a Consolidated management internally generated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as of the end of such month and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous month and ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding period of (A) the preceding Fiscal Year, and

(B) the applicable annual forecast delivered pursuant to Section 5.03(d), all in reasonable detail and duly certified (subject to quarterly adjustments and year-end audit adjustments) by the chief financial officer of such U.S. Borrower. If Liquidity as of the end of such month is less than $50,000,000, the U.S. Borrower shall deliver to the Lender Parties, within five Business Days following the delivery of such monthly financial statements, a 13-week cash flow forecast in a form reasonably satisfactory to the Administrative Agent.

SECTION 19.                          Amendment to Section 5.04 of the Credit Agreement (Financial Covenants). Section 5.04 of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the U.S. Borrower will:

(a)                                  Senior Secured Leverage Ratio. Maintain at the end of each Fiscal Quarter a Senior Secured Leverage Ratio of not more than the ratio set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio

December 31, 2008	6.00:1
March 31, 2009	5.75:1
June 30, 2009	6.75:1
September 30, 2009	7.00:1
December 31, 2009	6.00:1
March 31, 2010	5.75:1
June 30, 2010	5.25:1
September 30, 2010	4.50:1
December 31, 2010	3.75:1

(b)                                 Leverage Ratio. Maintain at the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2011) a Leverage Ratio of not more than 4.00:1.

(c)                                  Interest Coverage Ratio. Maintain at the end of each Fiscal Quarter an Interest Coverage Ratio of not less than the ratio set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio

December 31, 2008	1.30:1
March 31, 2009	1.15:1

Measurement Period Ending	Ratio

June 30, 2009	0.90:1
September 30, 2009	0.85:1
December 31, 2009	0.95:1
March 31, 2010	1.10:1
June 30, 2010	1.20:1
September 30, 2010	1.30:1
December 31, 2010	1.45:1
March 31, 2011 and thereafter	2.75:1

(d)                                 Fixed Charge Coverage Ratio. Maintain at the end of each Fiscal Quarter a Fixed Charge Coverage Ratio of not less than the ratio set forth below for each Measurement Period set forth below:

Measurement Period Ending	Ratio

December 31, 2008	0.750:1
March 31, 2009	0.750:1
June 30, 2009	0.600:1
September 30, 2009	0.550:1
December 31, 2009	0.580:1
March 31, 2010	0.675:1
June 30, 2010	0.725:1
September 30, 2010	0.800:1
December 31, 2010	0.850:1
March 31, 2011 and thereafter	1.400:1

SECTION 20.                          Amendment to Section 7.02(a) of the Credit Agreement (Application of Funds). Section 7.02(a) of the Credit Agreement is amended in its entirety to read as follows:

(a)                                  Any amounts received on account of the Obligations on or after the occurrence of a Payment Default or Acceleration shall be applied by the Administrative Agent in the following order:

(i)                                     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the Administrative Agent and the First Out Lenders) payable to the Administrative Agent and the First Out Lenders ratably among them in proportion to the amounts described in this clause First payable to them;

(ii)                                  Second, to payment of that portion of the First Out Loan Obligations constituting accrued and unpaid interest on the Advances, ratably among the First Out Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)                               Third, to payment of that portion of the First Out Loan Obligations constituting unpaid principal of the Advances and to cash collateralize the aggregate Available LC Amount of all outstanding Letters of Credit, ratably among the First Out Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv)                              Fourth, to the payment of all other First Out Loan Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such First Out Loan Obligations owing to the Administrative Agent and the other Secured Parties on such date;

(v)                                 Fifth, to payment of that portion of the Last Out Loan Obligations constituting accrued and unpaid interest on the Last Out Term Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Fifth payable to them;

(vi)                              Sixth, to payment of that portion of the Last Out Loan Obligations constituting unpaid principal of the Last Out Term Advances, ratably among the Last Out Lenders in proportion to the respective amounts described in this clause Sixth payable to them;

(vii)                           Seventh, to the payment of all other Last Out Loan Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Last Out Lenders on such date, ratably based upon the respective aggregate amounts of all such Last Out Loan Obligations owing to the Last Out Lenders on such date; and

(viii)                        Last, the balance, if any, after all of the Obligations (other than Unmatured Surviving Obligations) have been indefeasibly paid in full, no Letters of Credit shall be outstanding that have not been cash collateralized in a manner satisfactory to the Administrative Agent and the Issuing Bank, no Bank Hedge Agreements shall remain in effect and the Commitments shall have been terminated, to the U.S. Borrower or as otherwise required by law.

SECTION 21.                          Amendment to Section 9.02(a) of the Credit Agreement (Notices, Etc.). Section 9.02(a) of the Credit Agreement is hereby amended by deleting therefrom the following words:  “, with a copy to KKR at 2800 Sand Hill Road, Suite 200, Menlo Park, CA  94205, Attn:  Fred Goltz”.

SECTION 22.  Amendment to Section 9.04(b) of the Credit Agreement (Costs, Expenses). Section 9.04(b) of the Credit Agreement is hereby amended by deleting therefrom the following words:  “, including, without limitation, any acquisition or proposed acquisition by the Investor Group or any of their Subsidiaries or Affiliates of all or any portion of the stock or substantially all the assets of such Borrower or any of its Subsidiaries”.

SECTION 23.  Amendments to Section 9.07(a) of the Credit Agreement (Assignments and Participations). Section 9.07(a) of the Credit Agreement is hereby amended by (a) deleting the word “and” at the end of clause (iii) thereof and (b) deleting the “.” at the end of clause (iv) thereof and substituting in lieu thereof the following:

and (v) for the avoidance of doubt, (A) any assignment of Advances that are Last Out Term Advances shall continue to be Last Out Term Advances, (B) any assignment of Advances that are PIK Advances shall continue to be PIK Advances, and (C) the related Assignment and Acceptance shall expressly provide that the Advances so assigned are Last Out Term Advances or PIK Advances, as the case may be.

SECTION 24.  Amendment to Section 1.1(b) of the Guarantee and Collateral Agreement (Definitions). The definition of “Borrower Obligations” in Section 1.1(b) of the Guarantee and Collateral Agreement is hereby amended in its entirety to read as follows:

“Borrower Obligations”:  the collective reference to the unpaid principal of and interest on the Advances, reimbursement obligations in respect of Letters of Credit and all other Obligations of the Borrowers (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Advances, reimbursement obligations in respect of Letters of Credit and the other Obligations and Post-Petition Interest and Expenses) to the Administrative Agent or any Lender Party (or, in the case of any Bank Hedge Agreement, any Affiliate of any Lender Party), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Bank Hedge Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lender Parties that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements).

SECTION 25.  Amendment to Section 7.5 of the Guarantee and Collateral Agreement (Application of Proceeds). Section 7.5 of the Guarantee and Collateral Agreement is hereby amended in its entirety to read as follows:

7.5           Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the order set forth in Section 7.02(a) of the Credit Agreement.

SECTION 26.  Waiver. The Lenders hereby waive any Default or Event of Default arising solely by reason of the failure of the U.S. Borrower to comply with Section 5.04 (Financial Covenants) of the Credit Agreement, as in effect immediately prior to the Second Amendment Effective Date, with respect to Measurement Period ending December 31, 2008; provided that (a) the Senior Secured Leverage Ratio for the Measurement Period ending December 31, 2008 is not more than 6.00:1, (b) the Interest Coverage Ratio for the Measurement Period ending December 31, 2008 is not less than 1.30:1 and (c) the Fixed Charge Coverage Ratio for the Measurement Period ending December 31, 2008 is not less than 0.75:1.

SECTION 27.  Conditions to Effectiveness. This Amendment shall become effective upon the date (the “Second Amendment Effective Date”) on which the Administrative Agent shall have received:

(a)           this Amendment, executed and delivered by a duly authorized officer of each Borrower;

(b)           a duly completed Lender Addendum, in the form set forth as Exhibit A hereto, or a facsimile transmission thereof, executed and delivered by the Majority Lenders, the Majority Facility Lenders, each Canadian Revolving Credit Lender and each U.S. Revolving Credit Lender (other than any Defaulting Lender);

(c)           an executed Acknowledgment and Consent, in the form set forth as Exhibit B hereto, or a facsimile transmission thereof, from each Loan Party other than the Borrowers;

(d)           favorable opinions of (i) Latham and Watkins LLP, U.S. counsel for the Borrowers, (ii) Stephen Martin, General Counsel of the U.S. Borrower, and (iii) Osler, Hoskin & Harcourt LLP, Canadian counsel for the Canadian Borrower, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(e)           for the account of each Lender that is included in the calculation of Majority Lenders or Majority Facility Lenders and that executes and delivers a Lender Addendum to counsel to the Administrative Agent by 5:00 P.M., New York City time, on February 2, 2009, an amendment fee in an amount equal to 0.75% of the sum of such Lender’s U.S. Revolving Commitment, Canadian Revolving Credit Commitment and Term Advances then outstanding; and

(f)            all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Second Amendment Effective Date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 28.  Effectiveness of Change in Termination Date. Notwithstanding anything to the contrary contained in this Amendment, to the extent that the change in the definition of Termination Date contained in this Amendment postpones the final maturity date for the U.S. Revolving Credit Facility then (a) if such change is not approved by any Defaulting Lender that is a U.S. Revolving Credit Lender, such postponement shall not be enforceable against such Defaulting Lender; and (b) the U.S. Revolving Credit Commitment of such Defaulting Lender shall terminate on January 31, 2010 without giving effect to such change in the Termination Date and any then outstanding Advances under the U.S. Revolving Credit Facility owing to such Defaulting Lender shall be paid in full on January 31, 2010.

SECTION 29.  Representations and Warranties. To induce the Administrative Agent to enter into this Amendment and to induce the Lenders to consent thereto, each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) the representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects on and as of the Second Amendment Effective Date, after giving effect to the effectiveness of this Amendment, as if made on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and (b) the most recent financial statements delivered to the Lender Parties pursuant to Section 5.03(b) of the Credit Agreement fairly present in all material respects, subject to year-end audit adjustments, the Consolidated financial condition of the U.S. Borrower and its Subsidiaries as at September 30, 2008 and the Consolidated results of the operations of the U.S. Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis (unless otherwise expressly noted therein).

SECTION 30.  Continuing Effect of Loan Documents. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of any Borrower or any of its respective Subsidiaries that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended or waived hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their respective terms.

SECTION 31.  Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 32.  GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ACCURIDE CORPORATION

By	/s/ William M. Lasky
Name: William M. Lasky
Title: President and Chief Executive Officer

ACCURIDE CANADA INC.

By	/s/ David K. Armstrong
Name: David K. Armstrong
Title: Vice President

CITICORP USA, INC., as Administrative Agent

By	/s/ C. P. Mahon
Name: C. P. Mahon
Title: Vice President

EXHIBIT A
TO SECOND AMENDMENT

FORM OF LENDER ADDENDUM

January 28, 2009

Reference is made to (a) the Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Accuride Corporation, Accuride Canada Inc., the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent, and the other agents parties thereto, (b) the Guarantee and Collateral Agreement (as defined in the Credit Agreement) and (c) the Second Amendment (the “Amendment”) to which a form of this Lender Addendum is attached as Exhibit A. Unless otherwise defined herein, terms defined in the Amendment and used herein shall have the meanings given to them in the Amendment.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 27 of the Amendment, the undersigned hereby agrees to all of the provisions of the Amendment and consents to execution by the Administrative Agent of the Amendment.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the undersigned has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officer as of the date first written above.

Name of Lender

By:
Name:
Title:

EXHIBIT B

TO SECOND AMENDMENT

LOAN PARTY ACKNOWLEDGMENT AND CONSENT

Reference is made to the Credit Agreement described in the foregoing Amendment (the “Credit Agreement”; terms defined in the Credit Agreement being used in this Loan Party Acknowledgment and Consent (this “Acknowledgment and Consent”) with the meanings given to such terms in the Credit Agreement). Each of the undersigned parties to the Guarantee and Collateral Agreement and/or one or more other Collateral Documents, in each case as amended, supplemented or otherwise modified from time to time, hereby (a) consents to the foregoing Amendment and the transactions contemplated thereby and (b) acknowledges and agrees that the guarantees and grants of security interests contained in the Guarantee and Collateral Agreement and other Collateral Documents are, and shall remain, in full force and effect after giving effect to the foregoing Amendment and all prior modifications to the Credit Agreement and the Guarantee and Collateral Agreement.

THIS ACKNOWLEDGMENT AND CONSENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ACCURIDE CUYAHOGA FALLS, INC.

By:
Name:
Title:

ACCURIDE DISTRIBUTING, LLC

By:
Name:
Title:

ACCURIDE EMI, LLC

By:
Name:
Title:

ACCURIDE ERIE L.P.

By:	AKW GENERAL PARTNER L.L.C., AS GENERAL PARTNER

By:	ACCURIDE CORPORATION, AS MEMBER

By:
Name:
Title:

ACCURIDE HENDERSON LIMITED LIABILITY COMPANY

By:	ACCURIDE CORPORATION, AS MEMBER

By:
Name:
Title:

AKW GENERAL PARTNER L.L.C.

By:	ACCURIDE CORPORATION, AS MEMBER

By:
Name:
Title:

AOT INC.

By:
Name:
Title:

ERIE LAND HOLDING, INC.

By:
Name:
Title:

BOSTROM HOLDINGS, INC.

By:
Name:
Title:

BOSTROM SEATING, INC.

By:
Name:
Title:

BOSTROM SPECIALTY SEATING, INC.

By:
Name:
Title:

BRILLION IRON WORKS, INC.

By:
Name:
Title:

FABCO AUTOMOTIVE CORPORATION

By:
Name:
Title:

GUNITE CORPORATION

By:
Name:
Title:

GUNITE EMI CORPORATION

By:
Name:
Title:

IMPERIAL GROUP HOLDING CORP. - 1

By:
Name:
Title:

IMPERIAL GROUP HOLDING CORP. - 2

By:
Name:
Title:

IMPERIAL GROUP, L.P.

By:	IMPERIAL GROUP HOLDING CORP. – 1, ITS GENERAL PARTNER

By:
Name:
Title:

JAII MANAGEMENT COMPANY

By:
Name:
Title:

TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.

By:
Name:
Title:

TRUCK COMPONENTS INC.

By:
Name:
Title: